Exhibit 10.33

ALCOA CORPORATION

2016 DEFERRED FEE PLAN FOR DIRECTORS

APPENDIX C

Terms Applicable to Directors in Canada

Pursuant to Section 6.6 of the Alcoa Corporation 2016 Deferred Fee Plan for Directors (the “Plan”), the following provisions apply to participation in the Plan by any Director who is tax resident in Canada. Capitalized terms not defined in this Appendix C have the meanings set forth in the Plan.

C-1.	Form of Deferred Investment. Notwithstanding anything in the Plan to the contrary, including without limitation Section 3.5, a Director may not designate any portion of his or her Fees to be deferred and invested in the Investment Options; however, a Director may designate all or a portion of his or her Fees to be deferred and invested in Deferred Fee RSU Awards, pursuant to Section 3.6 of the Plan.

C-2.	Form of Payment. Notwithstanding anything in the Plan to the contrary, including without limitation Sections 3.3 and 5.2(c), a Director may not elect to receive installment payments of Fees deferred into Deferred Fee RSU Awards under the Plan or of Annual Equity Awards. All Fees deferred under the Plan and all Annual Equity Awards will be paid to the Director in a single lump sum payment following the Director’s separation from service, in accordance with Section 5.2(a) and (b) of the Plan.

C-3.	No Payment upon Unforeseeable Emergency. Notwithstanding anything in the Plan to the contrary, including without limitation Section 5.1 of the Plan, no payment of any Fees deferred under the Plan or of any Annual Equity Award may be made upon an Unforeseeable Emergency (as defined in Section 2.1(bb) of the Plan).